Exhibit 10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of January 1, 2006, by and between HyperFeed Technologies, Inc. (“Company”), and Paul Pluschkell (“Employee”).

RECITALS

1.	The Company believes that Employee possesses unique skills, knowledge, and experience and has demonstrated such skills, knowledge, and experience in pursuing the Company’s goals.

2.	The Company believes it is imperative that it be able to rely upon Employee’s skills and services for a reasonable time in the future.

AGREEMENT

In consideration of the foregoing, the parties agree and intend to be legally bound as follows:

1.	Employment and Term:

The Company hereby engages Employee and Employee hereby accepts such engagement on the terms and conditions set forth herein for a period beginning January 1, 2006 through and including December 31, 2006.

2.	Duties:

(a)	Employee has been elected by the Board of Directors to the position of Chief Executive Officer of the Company. Employee shall perform the duties customarily performed by persons in the position of chief executive officer, and such other duties as the Board of Directors of the Company shall assign to Employee from time to time.

(b)	Employee shall fulfill the duties of the Company’s Chief Executive Officer as defined by the Company’s By-Laws.

(c)	Employee shall devote such time and efforts to completing and fulfilling his duties as is reasonably necessary to maximize the success of the Company’s business.

3.	Compensation:

(a)	Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Company shall pay to Employee a base salary of $360,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal income tax withholding, social security and other required payroll taxes.

(b)	Employee Benefits. Employee shall be entitled to the standard employee benefit package made available to employees of the Company, subject to the terms, conditions and restrictions stated in that package and the applicable benefit plan documents. Notwithstanding the preceding sentence, the termination payments available under Exhibit A of this Agreement shall be in lieu of any standard severance benefits payable to Employee under the severance program available generally to employees of Company.

Company shall have the right at any time to prospectively amend, modify or eliminate employee benefits, which changes shall become effective immediately.

(c)	Incentive Award. Employee may be eligible to receive an annual incentive award/bonus based on the performance of the Company, in the sole discretion of the Chairman of the Board of Directors.

4.	Termination.

(a)	If Employee’s employment is terminated by the Company without cause, as defined in the HyperFeed Employee Handbook, Employee shall be entitled to receive a lump sum payment of 100% of his current annual base salary.

(b)	The payment specified in (a) above shall be made after deduction of all payroll taxes, including state and federal withholding taxes.

5.	Confidential Information:

(a)	Company Information. Employee agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

(b)	Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

6.	Conflicting. Employment.

Employee agrees that, during the term of his employment with the Company, he will devote all of his time and energy to the Company, and will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of Employee’s employment, nor will he engage in any other activities that conflict with his obligations to the Company.

7.	Covenant not to Compete.

Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, trade secret information and in assembling its present staff of personnel. In order to protect the confidentiality of the Company’s proprietary trade secret information, Employee agrees that, during his employment and for 12 months from the day that he cease being an employee of the Company, he shall not directly or indirectly, without the prior written consent of the Company, (i) approach, contact, or otherwise communicate to solicit business from any customer of the Company who he obtained knowledge of through his employment with the Company; (ii) approach, contact or otherwise communicate to solicit business from any customer of the Company with the use or assistance of Confidential Information of the Company; or (iii) use Confidential Information of the Company to interfere with the business relationship of the Company or the Company’s subsidiaries with any customers which are presently existing, or which are existing on the date of termination of Employee’s employment with the Company, in connection with a competing business purpose.

8.	Return of Company Documents.

Employee agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of Employee’s employment, Employee agrees to sign and deliver a certification stating he has fully compiled with this provision.

9.	Notification of New Employer.

In the event that Employee ceases to be an employee of the Company, Employee hereby grants consent to the Company to notify Employee’s new employer of Employee’s rights and obligations under this Agreement.

10.	Solicitation of Employees.

Employee agrees that for a period of twelve (12) months immediately following the termination of his employment with the Company, whether with or without cause, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.

11.	Code of Ethics.

Employee agrees to sign and comply with the Code of Ethics previously adopted by the Company’s Board of Directors.

12.	Representations by Employee.

Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his employment by the Company. Employee has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

13.	Assignment.

This Agreement may not be assigned by either party without the prior written consent of the other.

14.	Waiver of Breach.

Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement shall not be deemed a waiver of such terms, promise or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless specifically stated.

15.	Severability.

The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

16.	Modification.

This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both the Company and Employee.

17.	Governing Law.

This Agreement and the performance of this Agreement shall be governed by the laws of the state of Illinois.

18.	Entire Agreement.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

19.	Arbitration.

The parties to this Agreement hereby agree that any and all disputes relating to this Agreement shall be resolved by mandatory, binding arbitration under the commercial arbitration rules of the American Arbitration Association. The site for all arbitration hearings shall be San Diego County, California. Each party shall bear all of his/its own costs related to arbitration matters.

20.	Other Agreements.

Employee represents and warrants to the Company that there is no agreement between him and any other person, firm or corporation concerning the performance of services under this Agreement or which in any way might prevent Employee from performing his obligations under this Agreement.

The undersigned parties have signed this Employment Agreement as of January 1, 2006.

“EMPLOYEE”

/s/ Paul Pluschkell
Paul Pluschkell

“COMPANY”

/s/ Gemma Lahera
HyperFeed Technologies, Inc.

By: Gemma Lahera
Title: Principal Accounting Officer